Exhibit 107
Calculation of Filing Fee Table(1)
424(b)(2)
(Form Type)
Automatic Data Processing, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.750% Senior Notes due 2032	Rule 457(r)	$1,000,000,000	99.841%	$998,410,000	0.0001531	$152,856.57

	Total Offering Amounts					$998,410,000		$152,856.57

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$152,856.57

(1)
The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), was originally deferred in accordance with Rule 456(b) under the Securities Act.